UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 1, 2012

Tech Data Corporation

(Exact name of registrant as specified in its charter)

Florida	0-14625	59-1578329
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5350 Tech Data Drive Clearwater, Florida		33760
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 727-539-7429

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On November 1, 2012, Tech Data Corporation (“Tech Data” or the “Company”), announced it has completed the acquisition of the shares of several distribution companies belonging to Specialist Distribution Group (“SDG”), the distribution arm of Specialist Computer Holdings (“SCH”), a privately-held IT services company headquartered in the UK. SDG is a leading distributor of enterprise and broadline IT products in the UK, France and the Netherlands. The agreement for this acquisition was announced September 5, 2012.

For the twelve months ended March 31, 2012, SDG generated third-party sales of approximately EUR 1.4 billion (approximately $1.75 billion), categorized by product group as follows: 40 percent data center products (including servers, storage and networking products), 20 percent software (predominantly data center-focused), and 40 percent broadline products (including PCs and peripherals). The transaction also includes a preferred supplier agreement, whereby the seller, through its IT reseller business, will have annual purchase commitments through Tech Data for a period of five years which the company estimates will add incremental annual sales of EUR 400 million (approximately $500 million).

Tech Data paid approximately EUR 281 million (approximately $365 million) for SDG. The Company used the proceeds from its recent $350 million public debt offering of 3.750% Senior Notes and available cash to fund the acquisition. The purchase premium of approximately EUR 171 million (approximately $222 million), which is subject to final purchase price adjustments, is comprised of approximately EUR 108 million (approximately $140 million) related to the preferred supplier agreement and customer lists to be amortized over 5 and 10 years, respectively; and approximately EUR 63 million (approximately $82 million) attributable to goodwill. The Company expects to incur acquisition and integration costs over the next four to five quarters. After accounting for amortization, acquisition and integration costs, the transaction is expected to have a minimal impact on Tech Data’s fiscal year 2013 earnings. The Company expects the transaction to be accretive to its fiscal year 2014 earnings, albeit at a slightly lower operating margin than the company’s European operating margin target due primarily to integration costs; however, Tech Data expects to achieve the full benefit of the acquired revenues beginning in fiscal year 2015.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits

Exhibit 99.1	November 1, 2012 Press Release by Tech Data Corporation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tech Data Corporation

(Registrant)

November 5, 2012

(Date)

/s/ JEFFREY P. HOWELLS

Jeffery P. Howells
Executive Vice President & Chief Financial Officer Tech Data Corporation